Williamson Petroleum Consultants, Inc.
Texas Registered Engineering Firm F-81
303 Veterans Airpark Lane, SUITE 1100
Midland, Texas 79705
Phone: 432-685-6100
Fax: 432-685-3909
E-Mail: wpc@wpc-inc.com

Exhibit 23.2

CONSENT OF INDEPENDENT ENGINEERS

As independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the use of our report entitled “Evaluation of Oil and Gas Reserves to the Interests of Clayton Williams Energy, Inc. in Certain Domestic Oil and Gas Reserves Effective December 31, 2016, for Disclosure to the Securities and Exchange Commission, Williamson Project 6.9713” dated January 19, 2017 and data extracted therefrom (and all references to our Firm) included in or made a part of this Form 10‑K Annual Report to be filed on or about March 2, 2017 and to the incorporation by reference of this Form 10‑K Annual Report (including the use of our report and references to our Firm herein) into that certain Registration Statement on Form S-3 filed by Clayton Williams Energy, Inc. with the Securities and Exchange Commission, file number 333-116825, Form S-4 file numbers 333-193567 and 333-178470, and those certain Registration Statements on Form S-8 filed by Clayton Williams Energy, Inc. with the Securities and Exchange Commission, file numbers 33‑68320, 33‑68316, 33‑69688, and 33‑92834 covering the Bonus Incentive Plan of Clayton Williams Energy, Inc., Outside Directors Stock Option Plan of Clayton Williams Energy, Inc., Clayton Williams Energy, Inc. 401(k) Plan & Trust, and the Executive Incentive Stock Compensation Plan of Clayton Williams Energy, Inc., respectively.

/s/ WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas
March 2, 2017